UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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IPG PHOTONICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholder:

You are cordially invited to attend our annual meeting of stockholders on June 5, 2012. We will hold the meeting at 10:00 a.m. Eastern Time at our world headquarters, 50 Old Webster Road, Oxford, Massachusetts.

In connection with the meeting, we have prepared a notice of the meeting, a proxy statement, and our 2011 annual report to stockholders, which provide detailed information relating to our activities and operating performance.

Whether or not you plan to attend the annual meeting of stockholders, we encourage you to vote your shares. You may vote:

•	via Internet;

•	by telephone;

•	by mail; or

•	in person at the meeting.

If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.

We will make available an alphabetical list of stockholders entitled to vote at the meeting, for examination by any stockholder during our ordinary business hours at the Office of the Secretary, located at our Oxford, Massachusetts headquarters, for the ten-day period before the annual meeting.

On behalf of the entire IPG Board of Directors, we look forward to seeing you at the meeting.

Sincerely,

Dr. Valentin P. Gapontsev
Chairman of the Board of Directors and
Chief Executive Officer

April 16, 2012

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2012 annual meeting of stockholders which is being held as follows:

Date:	Tuesday, June 5, 2012
Time:	10:00 a.m. Eastern Time
Location:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts 01540

At the meeting, we will ask our stockholders to:

•	elect nine directors named in the proxy to serve until our 2013 annual meeting of stockholders;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly vote your shares. Only stockholders of record at the close of business on April 9, 2012 may vote at the meeting.

By order of the Board of Directors,
IPG PHOTONICS CORPORATION

Angelo P. Lopresti
Vice President, General Counsel and Secretary Oxford, Massachusetts

April 16, 2012

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2011 are available at http://investor.ipgphotonics.com/annual-proxy.cfm

i

Other Matters	37
Section 16(a) Beneficial Ownership Reporting Compliance	37
2013 Annual Meeting and Nominations	38
No Incorporation by Reference	38

ii

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors is soliciting proxies from our stockholders in connection with our annual meeting of stockholders to be held on Tuesday, June 5, 2012 and at any and all adjournments thereof. No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

This proxy statement and our 2011 annual report are first being mailed to stockholders of record on about April 16, 2012, and are made available on our website at http://investor.ipgphotonics.com/annual-proxy.cfm. Information on our website does not constitute part of this proxy statement.

Unless otherwise noted, the information in this proxy statement covers our 2011 fiscal year (or “fiscal 2011”), which ran from January 1, 2011 through December 31, 2011, and, in some cases, our 2010 fiscal year (or “fiscal 2010”), which ran from January 1, 2010 through December 31, 2010.

Questions and Answers About the Annual Meeting and Voting

When and Where Is the Annual Meeting?

When:	Tuesday, June 5, 2012, at 10:00 a.m. Eastern Time
Where:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts

Who Is Entitled to Vote at the Meeting?

You are entitled to vote at the meeting if you owned IPG Photonics shares (directly or in “street name”, as defined below) as of the close of business on April 9, 2012, the record date for the meeting. On that date, 50,966,346 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote; there is no cumulative voting with respect to any proposal.

What Do I Need to Do If I Plan to Attend the Meeting in Person?

If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting.

If you are a stockholder of record, the top half of your proxy card is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you hold your shares in street name and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

What Is the Difference Between Holding Shares Directly as a Stockholder of Record and Holding Shares in “Street Name” at a Bank or Broker?

Most of our stockholders hold their shares directly through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held in “street name.”

Stockholder of Record:    If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy statement and annual report were sent directly to you. As the stockholder of record, you have the right to vote your shares as described herein.

“Street Name” Stockholder:    If your shares are held by a bank or broker as your nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy statement and annual report were forwarded to you by your bank or broker who is considered the stockholder of record with respect to those shares. Your bank or broker sent to you, as the beneficial owner, a document describing the procedure for voting your shares. You should follow the instructions provided by your bank or broker to vote your shares. You are also invited to attend the annual meeting.

What Matters Am I Being Asked to Vote On at the Meeting and What Vote is Required to Approve Each Matter?

You are being asked to vote on two proposals. Proposal 1 requests the election of directors. Each director will be elected by the vote of the plurality of the votes cast when a quorum is present. A “plurality of the votes cast” means that the nine persons receiving the greatest number of votes cast “for” will be elected. “Votes cast” excludes abstentions and any votes withheld by brokers in the absence of instructions from street-name holders (“broker non-votes”).

Proposal 2 requests the ratification of the appointment of our independent registered public accounting firm. The affirmative vote of a majority of the shares which are present at the meeting in person or by proxy, and entitled to vote thereon, is required for such ratification. Abstentions have the same effect as voting against Proposal 2.

Who Counts the Votes?

We have engaged Computershare, N.A. as our independent agent to receive and tabulate stockholder votes. Computershare will separately tabulate “for,” “against” and “withhold” votes, abstentions and broker non-votes. Computershare will also act as independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the General Corporation Law of Delaware.

How Can I Vote?

Most stockholders have a choice of voting in one of four ways:

•	via the Internet;

•	using a toll-free telephone number;

•	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided; or

•	in person at the meeting.

The telephone and Internet voting facilities for stockholders of record will close at 1:00 a.m. Central Time on June 5, 2012. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Please read the instructions on the proxy card or the information sent by your broker or bank if you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

What Does it Mean to Give a Proxy?

Your properly completed proxy/voting instruction card will appoint Valentin P. Gapontsev and Angelo P. Lopresti as proxy holders or your representatives to vote your shares in the manner directed therein by you. Dr. Gapontsev is our Chairman of the Board and Chief Executive Officer. Mr. Lopresti is our Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to vote “for” or “against,” or “abstain” from, the nominees for director and Proposal 2.

All of your shares entitled to vote and represented by properly completed proxy or voting instruction received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

What Happens If I Sign, Date and Return My Proxy But Do Not Specify How I Want My Shares Voted on One of the Proposals?

Stockholder of Record:    Your proxy will be counted as a vote “For” all of the nominees for director and “For” Proposal 2.

Street Name Stockholder: Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under New York Stock Exchange rules, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

Can I Change My Vote Before the Meeting?

You can change your vote at any time before your proxy is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote), by revoking your proxy by written notice to the Secretary of IPG Photonics, or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person.

If you are a Street Name Stockholder, please refer to the information forwarded by your bank or broker for procedures on changing your voting instructions.

Is the Proxy Statement Available on the Internet?

Yes. We are mailing copies of the proxy statement and our 2011 annual report to all stockholders. Stockholders can also view these documents on the Internet by accessing our website at http://investor.ipgphotonics.com/annual-proxy.cfm.

Who Is Soliciting my Proxy and Who is Paying for the Cost of this Proxy Solicitation?

The Board of Directors of IPG Photonics is soliciting your proxy to vote at the 2012 annual meeting of stockholders. IPG Photonics will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Our directors, officers or employees may solicit proxies on our behalf. We have not engaged a proxy solicitation firm to assist us in the solicitation of proxies, but we may if we deem it appropriate. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

What Is the Quorum Required to Transact Business?

At the close of business on April 9, 2012, there were 50,966,346 shares of our common stock outstanding. Our by-laws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes in determining whether a quorum exists.

CORPORATE GOVERNANCE

At IPG Photonics, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. We have summarized several of our corporate governance practices below.

Changes to Our Corporate Governance Practices During 2011

As part of its regular review of our corporate governance practices, our Board of Directors (the “Board”) periodically approves changes to our governance documentation, including our Code of Business Conduct,

Corporate Governance Guidelines, Board Committee charters and other policies, designed to clarify their terms and promote consistency with prevailing best governance practices. During 2011, the Board approved several such changes, the most notable of which was an amendment to our Insider Trading Policy to prohibit officers and directors from engaging in short sales of our common stock or buying or selling puts, calls or derivatives related to our common stock.

Significant Corporate Governance Practices and Policies

Listed below are some of the significant corporate governance practices and policies we have adopted:

•

Independent Director Majority and Presiding Independent Director.    Six of the nine directors on our Board are non-employees of the Company who meet the independence criteria under applicable SEC rules and NASDAQ guidelines. Only the independent directors sit on our three standing Board committees. The Board established the role of a presiding independent director who is elected by the independent directors. More information about the role of the independent directors, the presiding independent director and our Board structure can be found below in this section.

•

Executive Sessions.    Our Board meets regularly in executive sessions without the presence of management, including our Chairman. These sessions are led by our presiding independent director, as described further below in this section.

•	Annual Election of Entire Board. Stockholders elect each director annually. We do not have a classified board.

•

Related Person Transaction Policy.    Our Nominating and Corporate Governance Committee is responsible for approving or ratifying transactions involving our Company and related persons and determining if the transaction is in, or not inconsistent with, the best interests of our Company and our stockholders. More information about our Related Person Transaction Policy and transactions can be found below in this section.

•

Stock Ownership Guidelines.    Our directors and executive officers are required to own a minimum amount of IPG Photonics shares. We believe that stock ownership requirements align the interest of the directors and officers with stockholders.

•

Prohibition on Hedging.    Our Insider Trading Policy expressly prohibits engaging in short sales of our common stock or buying or selling puts, calls or derivative securities by directors and employees in connection with IPG Photonics shares.

Additional information is provided below regarding these and certain other key corporate governance policies, which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interest of our stockholders. Our corporate website includes additional information and copies of these policies, as noted below. Most policies may be found at http://investor.ipgphotonics.com/governance.cfm. Note that information on our website does not constitute part of this proxy statement. Hard copies of these documents may be obtained without charge by any stockholder upon request by contacting the Office of the Secretary, IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees and the mission of the Board. Each of the Board committees has a written charter that sets forth the purposes, goals and responsibilities of the committee as well as qualification for committee membership, procedures for committee membership, appointment and removal, committee structure and operations and committee reporting to the full board.

The Governance Guidelines provide, among other things, that:

•	a majority of our Board must be independent;

•	the presiding independent director presides over executive sessions of independent directors;

•	the Board appoints all members and chairpersons of the Board committees;

•	the Audit, Compensation, and Nominating and Corporate Governance Committees consist solely of independent directors;

•	the independent directors meet periodically in executive sessions without the presence of the non-independent directors or members of our management;

•	directors may not serve on the boards of more than three other public companies; and

•	evaluations of the Board and committees are to be conducted annually.

The Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board modifies the Governance Guidelines and its other corporate governance policies and practices from time to time, as appropriate.

Executive Sessions.    Our independent directors meet privately, without employee directors or management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meet without employee directors or management present from time to time as they deem necessary.

Director Meetings and Policy Regarding Board Attendance.    It has been the practice of our Board to hold at least four in-person regular meetings each year. In accordance with our Governance Guidelines, our directors are expected to prepare for, attend and actively participate in meetings of the Board of Directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Stock Ownership Guidelines.    The Board adopted stock ownership guidelines to more closely align the interests of our directors and executive officers with those of our long-term stockholders. Under the guidelines, the following persons are expected to maintain a minimum investment in our common stock as follows: for non-employee directors, the lesser of 3,000 shares or one times their annual cash Board retainer (excluding committee retainers); for the Chief Executive Officer, the lesser of 7,500 shares or one times his annual salary; and for other executive officers, the lesser of 5,000 shares or one times their respective annual salaries. Vested equity compensation, such as vested stock options and restricted stock, counts towards the stock ownership levels. Indirect ownership of shares through a separate legal entity counts toward fulfillment of the ownership guidelines. These ownership levels are to be achieved no later than four years after the election as a director or as an executive officer, except that prior to such time the director or officer is expected to retain a certain portion of stock issued upon exercise of stock options or issuance of stock under equity compensation plans after payment of the exercise price and taxes until the minimum ownership levels are attained. All directors and the Named Executive Officers were in compliance with our stock ownership guidelines as of December 31, 2011.

Board Self-Assessments.    The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee oversees the Board and committee self-assessments and the Board receives a report on its self-assessments annually. Each committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes. Each committee also annually reviews its own performance and reports the results to the Board.

Prohibition on Hedging.    Under our Insider Trading Policy, no director or employee may engage in shorting shares of our common stock, or buying or selling puts, calls or derivatives related to our common stock.

Director Orientation and Continuing Education.    Upon joining the Board, directors are provided with an initial orientation about our management, including our business operations, strategy and governance. New directors without previous experience as a director of a public company are expected to enroll in a director education program on the principles of corporate governance and director professionalism offered by a nationally-recognized sponsoring organization. We also provide orientation to directors who join a committee, including oversight responsibilities, policies and practices. We provide our directors with resources and ongoing educational opportunities to assist them in remaining abreast of developments in corporate governance and critical issues relating to the operation of public company boards. We pay for director education expenses and their membership in the National Association of Corporate Directors. The Board also conducts periodic visits to Company facilities as part of its regularly scheduled Board meetings.

Nomination of Directors.    The Nominating and Corporate Governance Committee considers candidates for director nominees proposed by directors and stockholders. This Committee may retain recruiting professionals and use director databases to assist in identifying and evaluating candidates for director nominees. The Board seeks members from diverse professional backgrounds with a reputation for integrity who do not have professional commitments that might unreasonably interfere with the demands and duties of a board member. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. The Nominating and Governance Committee seeks diversity in the membership of the Board. It does not have formal objective criteria for determining the degree of diversity needed or present on the Board. Instead, it and the Board seek candidates with a range of experience. Board candidates are considered based upon various criteria, such as age, skills, knowledge, perspective, broad business judgment and leadership, knowledge of relevant industry, technical or regulatory affairs, business creativity and vision, experience and any other factors appropriate in the context of an assessment by the Nominating and Corporate Governance Committee of the needs of the Board at that time. Candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, and must be over 21 years of age and possess the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations.

The Nominating and Corporate Governance Committee has adopted a policy under which it will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The Nominating and Corporate Governance Committee evaluates and interviews potential board candidates. All members of the Board may interview the final candidates.

Code of Business Conduct.    We have a code of business conduct that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers. Our code of business conduct includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping and accounting records. The code of business conduct is posted on our website at www.ipgphotonics.com.

Procedures for Submitting Complaints Regarding Accounting and Auditing Matters.    We have procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are posted on our website at www.ipgphotonics.com.

Director Independence

We follow director independence rules under NASDAQ listing standards and SEC rules. Our Nominating and Corporate Governance Committee has determined that Messrs. Blair, Child, Gauthier, Hurley, Kampfe and Dr. Krupke are “independent” as defined by NASDAQ Rule 4200(a)(15). Our Nominating and Corporate Governance Committee has determined that no such member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Each of the following committees of the Board is composed solely of independent directors:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Board Leadership Structure

In accordance with our Governance Guidelines, the Board has appointed a presiding independent director with leadership authority and responsibilities. The presiding independent director sets the agenda for, and leads, executive sessions of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman and Chief Executive Officer. The presiding independent director provides input on the agenda for board meetings; facilitates discussions outside of scheduled board meetings among the independent directors on key issues as required; and serves as a non-exclusive liaison with the Chairman and Chief Executive Officer in consultation with the other independent directors. The independent directors of our Board elected Mr. Gauthier as presiding independent director in May 2011.

Dr. Gapontsev serves as our Chairman and Chief Executive Officer. He is the founder of the Company and beneficially owns approximately 17.6% of the Company’s common stock. His dual role was established ten years ago when the Board was first established. The independent directors believe that at the Company’s current stage, Dr. Gapontsev’s in-depth knowledge of the Company’s operations and vision make him the best-qualified director to serve as Chairman. The Board has a presiding independent director role as described above.

The Board also believes that its existing corporate governance practices achieve independent oversight and management accountability, which is the goal that many other companies seek to achieve by separating the roles of Chairman and Chief Executive Officer. IPG’s governance practices provide for strong independent leadership, independent discussion among directors and independent evaluation of, and communication with, members of senior management.

Risk Oversight

One of the Board’s primary roles in the Company is to provide general oversight of strategy and operations. As part of its oversight of operations, the entire Board reviews and discusses the performance of the Company and the principal risks involved in the operations and management of the Company. The Board allocates risk oversight responsibility among the full Board, the independent directors and the three committees. The Nominating and Corporate Governance Committee periodically reviews risk oversight matters and responsibilities, then makes recommendations to the Board to allocate risk oversight responsibilities.

The Board as a whole reviews risk management practices and a number of significant risks in the course of its reviews of corporate strategy, management reports and other presentations. The independent directors as a group oversee succession planning. The Audit Committee oversees certain financial risks and recommends guidelines to monitor and control such risk exposures. The Compensation Committee reviews the Company’s executive compensation programs, their effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders, and oversees an entity-wide compensation risk assessment. The Nominating and Corporate Governance Committee reviews significant related party transactions with directors, executives and managers and may conduct negotiations on behalf of the Company. The Board’s risk oversight role does not interfere with the Company’s day-to-day management because two-thirds of the directors are independent directors and therefore have no conflicts that might discourage critical review of the Company’s risks.

Related Person Transaction Policy and Transactions

The Board adopted a related person transaction policy that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $100,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions in the policy, Related Person Transactions must be brought to the attention of the Nominating and Corporate Governance Committee for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Nominating and Corporate Governance Committee considers relevant facts and circumstances. If the Nominating and Corporate Governance Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction.

Pursuant to our Governance Guidelines, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with his or her service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests or gives the appearance of a conflict. In addition, directors are required to inform the chairman of our Nominating and Corporate Governance Committee prior to joining the Board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

There were no related party transactions in 2011 that are required to be disclosed under applicable rules.

Stockholder Communication with our Board of Directors

Stockholders wishing to write to the Board or a specified director or a committee of the Board should send correspondence to IPG Photonics Corporation, attention Secretary, 50 Old Webster Road, Oxford, Massachusetts 01540. All written communications received in such manner from stockholders of the Company will be forwarded to the members or committee of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board, the communication shall be forwarded to all members of the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Nominees for Director

The following table sets forth certain information as of March 31, 2012 regarding our incumbent directors. Each of our incumbent directors has been nominated by the Board for election at our 2012 annual meeting.

Name	Age	Position
Valentin P. Gapontsev, Ph.D.	73	Chief Executive Officer and Chairman of the Board
Eugene Scherbakov, Ph.D.	64	Managing Director of IPG Laser and Director
Igor Samartsev	49	Chief Technology Officer
Robert A. Blair	65	Director
Michael C. Child	57	Director
Henry E. Gauthier	71	Director
William S. Hurley	67	Director
Michael R. Kampfe	62	Director
William F. Krupke, Ph.D.	75	Director

Valentin P. Gapontsev, Ph.D., founded IPG in 1990 and has been our Chief Executive Officer and Chairman of our Board since our inception. Prior to that time, he served as senior scientist in laser material physics and head of the laboratory at the Soviet Academy of Science’s Institute of Radio Engineering and Electronics in Moscow. He has over thirty years of academic research experience in the fields of solid state laser materials, laser spectroscopy and non-radiative energy transfer between rare earth ions and is the author of many scientific publications and several international patents. Dr. Gapontsev holds a Ph.D. in Physics from the Moscow Institute of Physics and Technology. In 2006, he was awarded the Ernst & Young ® Entrepreneur of the Year Award for Industrial Products and Services in New England, and in 2009, he was awarded the Arthur L. Schawlow Award by the Laser Institute of America. Dr. Gapontsev serves as both Chairman and Chief Executive Officer. In 2011, he received the Russian Federation National Award in Science and Technology, and he was also selected as a Fellow of the Optical Society of America. He is the founder of the Company and has successfully led the Company and the Board since the Company was formed. His scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to the Company and the Board. For these reasons, he has been nominated to continue serving on the Board.

Eugene Scherbakov, Ph.D., has served as the Managing Director of IPG Laser GmbH, our German subsidiary, since August 2000 and has been a member of our Board since September 2000. Dr. Scherbakov served as the Technical Director of IPG Laser from 1995 to August 2000. From 1983 to 1995, Dr. Scherbakov was a senior scientist in fiber optics and head of the optical communications laboratory at the General Physics Institute, Russian Academy of Science in Moscow. Dr. Scherbakov graduated from the Moscow Physics and Technology Institute with an M.S. in Physics. In addition, Dr. Scherbakov attended the Russian Academy of Science in Moscow, where he received a Ph.D. in Quantum Electronics from its Lebedev Physics Institute and a Dr.Sci. degree in Laser Physics from its General Physics Institute. Dr. Scherbakov has been nominated to continue serving on the Board because of his position as manager of IPG Laser GmbH and because of his extensive technological knowledge of fiber lasers and components and the manufacturing process. His service as an executive officer of the Company provides the Board with a detailed understanding of the Company’s operations.

Igor Samartsev has served as Chief Technology Officer since 2011 and has been a member of our Board since February 2006. Since 2005, he has also served as the Deputy General Manager of our Russian subsidiary, NTO IRE-Polus. He served as the Technical Director of NTO IRE-Polus from 2000 to April 2005 and, from 1993 to 2001, he was the Deputy Director of NTO IRE-Polus. Mr. Samartsev holds an M.S. in Physics from the Moscow Institute of Physics and Technology. Mr. Samartsev is one of the founders of the Company and has a significant management role in the Company as Chief Technology Officer and as Deputy General Manager of our Russian subsidiary. The Board values Mr. Samartsev’s understanding of technology developments at the Company as well as our Russian operations. For these reasons, he has been nominated to continue serving on the Board.

Robert A. Blair has served as a member of our Board since September 2000. Since January 1999, Mr. Blair has been the President of the Blair Law Firm P.C. Mr. Blair was a senior partner at the law firm of Manatt, Phelps & Phillips from 1995 to 1999. He was the managing partner of the law firm of Anderson, Hibey, Nauheim & Blair from 1981 to 1995. He is a trustee under Winkler Trusts, previously the primary sources of equity for, and owners of, real estate ventures developed by The Mark Winkler Company. Mr. Blair is managing partner of several real estate partnerships, has been a manager/principal in cellular telephone ventures and assisted in the launch of a VoIP business. He is the founding Chairman and Chairman Emeritus of the S Corporation Association of America. Mr. Blair holds a B.A. in Mathematics from the College of William & Mary, where he previously served on its governing Board of Visitors, and a J.D. from the University of Virginia School of Law. He has been nominated to continue serving on the Board because of his extensive management and legal experience and his knowledge of international business transactions and government practice. Also, Mr. Blair has valuable experience from years of serving on compensation committees and negotiating numerous employment arrangements.

Michael C. Child has served as a member of our Board since September 2000. Since July 1982, Mr. Child has been employed by TA Associates, Inc., a private equity investment firm, where he currently serves as Senior Advisor and prior to January 2011, was Managing Director. Since June 2010, he served on the board of directors of Finisar Corporation, a developer and manufacturer of optical subsystems and components for networks. He previously served as a director of Finisar from 1998 to 2005. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford University Graduate School of Business. Mr. Child has been nominated to continue serving on the Board because of his extensive knowledge of management, operations and finance of technology growth companies. In addition, he has extensive board and committee experience at both public and private companies.

Henry E. Gauthier has served as a member of our Board since April 2006. Mr. Gauthier was President from February 2005 to May 2005, consultant from January 2004 to February 2005 and June 2005 to December 2006, and Chairman of the board of directors from May 2005 to December 2008, of Reliant Technologies, Inc., which was acquired in December 2008 by Solta Medical, Inc., a manufacturer of medical laser systems and one of our customers. He served as Vice Chairman of the board of directors of Coherent, Inc., a manufacturer of photonic products, from October 2002 to March 2006. He served as Chairman of the board of directors of Coherent, Inc. from February 1997 to October 2002 and was its President from 1983 to 1996. Since July 1996, Mr. Gauthier has served as a principal at Gauthier Consulting. He was a member of the board of directors of Alara, Inc. from 1997 to 2010. Mr. Gauthier attended the United States Coast Guard Academy, San Jose State University, and the Executive Institute of the Stanford University Graduate Business School. Mr. Gauthier has been nominated to continue serving on the Board because of his extensive knowledge of the laser industry and his management and operational experience from over two decades as an executive at the world’s largest publicly held laser company. Having been a member of the audit, compensation, and nominating and corporate governance committees of public and private company boards in the technology field, Mr. Gauthier is familiar with a full range of corporate and board functions.

William S. Hurley has served as a member of our Board since April 2006. Since April 2006, he has been principal of W. S. Hurley Financial Consulting, which provides supplemental chief financial officer services. From 2002 to April 2006, he was a partner with Tatum LLC, a nationwide executive services and consulting firm. He was Senior Vice President and Chief Financial Officer at Applied Science & Technology, a developer, manufacturer and supporter of semiconductor capital equipment, from 1999 until 2001. He served as Vice President and Chief Financial Officer at Cybex International, Inc., a designer, manufacturer and distributor of fitness equipment, from 1996 to 1999. From 1992 to 1995, he was Vice President-Controller and Chief Accounting Officer at BBN Corporation, formerly known as Bolt, Beranek & Newman, Inc., a high technology company. From 1993 to 2004, Mr. Hurley was a member of the board of directors of The L. S. Starrett Company, a manufacturer of precision tooling, where he served on the audit and compensation committees. He holds a B.S. in Accounting from Boston College and an M.B.A. in Finance from Columbia University Graduate School of Business, is a certified public accountant, and possesses a Certificate of Director Education issued by the National Association of Corporate Directors. He has been nominated to continue serving on the Board because of the extensive experience he gained during his service on the board of directors of The L. S. Starrett Company and his experience as a chief financial officer of three public companies.

Michael R. Kampfe has served as a member of our Board since May 2011. Since 2001, he has been an independent consultant advising on general management and strategy matters, sales, tooling and manufacturing processes. From 1984 to 2000, he was employed by GSI Group, a manufacturer of optical, scanning and laser components and system product lines, serving in several management positions as Vice President. His last position was Vice President of Operations. Mr. Kampfe holds a B.S. in Mechanical Engineering from the University of Arizona, and he attended the Executive Institute at Stanford University. He has a license in professional engineering. He has been nominated as a director because of his experience in managing and growing laser systems businesses. Mr. Kampfe has been nominated to continue serving on the Board because he has extensive knowledge of managing and growing laser systems businesses. Mr. Kampfe has extensive knowledge of managing complex product lines, laser systems, operations and sales functions, as well as managing and expanding global operations that the Board believes is helpful as the Company implements its growth strategies.

William F. Krupke, Ph.D., has served as a member of our Board of Directors since February 2001. Since 1999, Dr. Krupke has been president of a laser technology and applications consulting firm (now WFK Lasers, LLC). From 1972 to 1999, Dr. Krupke worked at the Lawrence Livermore National Laboratory, which provides research and development services to various U.S. government departments, serving for the last twenty of such years as Deputy Associate Director of the Laser Programs Directorate. Dr. Krupke holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and M.A. and Ph.D. degrees in Physics from the University of California at Los Angeles. Dr. Krupke has been nominated to continue serving on the Board because of his deep technological knowledge of lasers from over four decades of experience in the fields of solid-state lasers and innovative laser materials. This provides the Board with valuable insight regarding the Company’s products and current technology, as well as the future technological needs of the Company and the laser industry.

BOARD MEETINGS AND COMMITTEES

The table below shows the number of meetings held by the Board and its committees, actions by written consent, as well as current committee memberships. All incumbent directors attended 75% or more of the aggregate meetings of the Board and committees on which they served during fiscal 2011. We encourage directors to attend the annual meeting of stockholders, but we do not have a formal policy. Last year, four of the directors in office attended the annual meeting.

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Meetings held in 2011	6	10	12	6
Written consents in 2011	2	—	1	1
Valentin P. Gapontsev, Ph.D.	Chair
Robert A. Blair	Member		Chair	Member
Michael C. Child	Member	Member		Chair
Henry E. Gauthier	Member, and presiding independent director	Member
William S. Hurley	Member	Chair	Member
Michael R. Kampfe	Member		Member
William F. Krupke, Ph.D.	Member		Member	Member
Eugene Scherbakov, Ph.D.	Member
Igor Samartsev	Member

Audit Committee.     The Audit Committee, among other things:

•	appoints, approves the fees of, and assesses the independence of our independent registered public accounting firm;

•	oversees the work of our independent registered public accounting firm, which includes the receipt and consideration of certain reports from the independent registered public accounting firm;

•	resolves disagreements between management and our independent registered public accounting firm;

•	pre-approves auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinates the oversight of our internal and external controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishes, reviews and updates our code of business conduct and ethics;

•	establishes procedures for the receipt of accounting-related complaints and concerns;

•	meets independently with our independent registered public accounting firm and management;

•	prepares the Audit Committee report required by SEC rules to be included in our proxy statements; and

•	performs any other activities as such committee or the Board determines or is required by the Company’s charter or by-laws or applicable law.

The Nominating and Corporate Governance Committee has determined that Mr. Hurley, Chair of the Audit Committee, qualifies as an “audit committee financial expert,” as defined under the Securities Exchange Act of 1934, as amended, and the applicable rules of the NASDAQ Global Market.

Compensation Committee.    The Compensation Committee, among other things:

•	annually reviews and approves base salary, short-term and long-term incentive compensation, perquisites and other benefits for our Chief Executive Officer, other officers and key executives;

•	reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, other officers and key executives;

•

evaluates, along with input of the independent directors, the performance of our Chief Executive Officer in light of our corporate goals and objectives and determines the compensation of our Chief Executive Officer;

•	periodically reviews compensation practices, procedures and policies throughout the Company;

•	reviews and approves employment and severance agreements for our Chief Executive Officer, other officers and key executives;

•

appoints and approves the fees of the independent compensation consultant assisting in the evaluation of Chief Executive Officer, senior executives and director compensation, and obtains advice from legal, accounting and other advisors as it deems appropriate;

•	reviews and recommends to the Board compensation for non-employee members of the Board;

•	administers Company equity-based compensation plans;

•	reviews management’s risk assessment of the Company’s compensation policies and practices for all employees;

•	reviews the compensation discussion and analysis and prepares the Compensation Committee Report required by SEC rules to be included in our proxy statement;

•	reviews the activities of the saving plan committee; and

•	performs any other activities as such committee or the Board determines or is required by the Company’s charter or by-laws or applicable law.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, among other things:

•	develops and recommends to the Board criteria for board membership;

•	recommends to the Board changes that the Committee believes to be desirable with regard to the appropriate size, functions and needs of the Board;

•	identifies and evaluates director candidates, including nominees recommended by our stockholders;

•	identifies individuals qualified to fill vacancies on any committee of the Board;

•	reviews procedures for stockholders to submit recommendations for director candidates;

•	recommends to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviews the performance of the Committee and evaluates its charter periodically;

•	develops and recommends to the Board a set of corporate governance guidelines; and

•	reviews and approves related party transactions.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of our Company or any of our subsidiaries. In addition, no member of our Compensation Committee has had any related person transactions that require disclosure under the SEC’s proxy rules and regulations.

DIRECTOR COMPENSATION

The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our Board and align their interests with those of our stockholders. Our non-employee directors are paid pursuant to our non-employee director compensation plan described below. Our Compensation Committee reviews our director compensation program annually to confirm that the program remains appropriate and competitive and recommends any changes to our full Board for consideration and approval.

Director Compensation Plan

Our non-employee director compensation plan provides for both cash and equity compensation for our non-employee directors. Directors who are also our employees receive no additional compensation for their service as directors. The Compensation Committee engaged Radford, a unit of Aon Hewitt (“Radford”), an independent compensation consultant, to provide a comprehensive review of compensation for non-employee directors and to make recommendations with regard to director compensation matters.

Cash Compensation.    Our non-employee directors receive the annual retainers from us set forth in the table below. Directors do not receive separate fees for attending Board or committee meetings or meetings of stockholders.

Amount
Board Retainer	$40,000
Presiding Independent Director Retainer	$20,000
Audit Committee Retainers
Chair	$22,500
Non-Chair	$10,000
Compensation Committee Retainers
Chair	$20,000
Non-Chair	$7,500
Nominating and Corporate Governance Committee Retainers
Chair	$12,500
Non-Chair	$5,000

In January 2011, the Compensation Committee retained Radford to conduct a review of non-employee director compensation. Based upon information from a peer group and the increase in the time commitment and work load of the committee chairs due to new laws, compliance requirements and oversight responsibilities, the Board approved, effective March 1, 2011, an increase to the Board retainer by $5,000, increases of the retainers for the Audit Committee and the Nominating and Corporate Governance Committee chair retainers by $2,500, and an increase for the Compensation Committee chair retainer by $5,000. These changes are reflected in the table above.

Equity Compensation.    Under our non-employee director compensation plan, non-employee directors continuing in office after each annual meeting of stockholders receive a grant of stock options to purchase 6,667 shares of common stock and restricted stock units for 1,000 shares of common stock vesting in a single installment on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders. The presiding independent director receives options to purchase an additional 3,333 shares of common stock and restricted stock units for an additional 500 shares of common stock. Upon initial election to the Board, each new non-employee director receives a grant of stock options to purchase 25,000 shares of our common stock vesting 25% on the first anniversary of the date of grant and 6.25% on each of the next twelve quarters. The exercise price of each of these stock options is the closing market price of our common stock on the date of grant. The non-employee director compensation plan provides that, with respect to options and restricted stock units granted after the adoption of the plan, any director who retires after at least eight years of service on the Board will be entitled to full vesting of all options and restricted stock units then held by such director.

Director Compensation Table

The following table summarizes the compensation of each of our non-employee directors for the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Robert A. Blair	62,500	75,150	195,343	332,993
Michael C. Child	61,250	75,150	195,343	331,743
John H. Dalton(2)	14,583	—	—	14,583
Henry E. Gauthier	69,375	112,725	293,000	475,100
William S. Hurley	69,375	75,150	195,343	339,868
Michael R. Kampfe(3)	43,361	—	765,000	808,361
William F. Krupke, Ph.D.	52,083	75,150	195,343	322,576

(1)	Valuation based on the fair value of the restricted stock unit and stock option awards as of the grant date determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), with respect to 2011. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 27, 2012. On May 31, 2011, each director elected to the Board other than Mr. Kampfe was granted restricted stock units for 1,000 shares of common stock and options to purchase 6,667 shares of common stock at an exercise price of $75.15 per share. In addition, Mr. Gauthier, the presiding independent director, was granted on May 31, 2011, restricted stock units for 500 shares of common stock and options to purchase 3,333 shares of common stock at an exercise price of $75.15 per share. Both restricted stock units and options vest in a single installment on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders. Mr. Kampfe was elected to the Board for the first time on May 31, 2011 and was granted options to purchase 25,000 shares of common stock at an exercise price of $75.15 per share. These stock options vest over four years from the grant date.

(2)	John H. Dalton served as a member of the Board and the Nominating and Corporate Governance Committee until May 2011.

(3)	Michael R. Kampfe was elected to the Board and became a member of the Compensation Committee in May 2011.

Outstanding Equity Awards Table

The following table provides information regarding unexercised stock options and unvested restricted stock units held by each of our non-employee directors on December 31, 2011:

Name	Unvested Restricted Stock Units (#)	Total Option Awards Held (#)	Exercisable Option Awards (#)
Robert A. Blair	1,000	21,668	13,334
Michael C. Child	1,000	30,001	21,667
John H. Dalton(1)	0	0	0
Henry E. Gauthier	1,500	25,001	13,333
William S. Hurley	1,000	33,335	25,001
Michael R. Kampfe(2)	0	25,000	0
William F. Krupke, Ph.D.	1,000	35,002	26,668

(1)	John H. Dalton served as a member of the Board and the Nominating and Corporate Governance Committee until May 2011.

(2)	Michael R. Kampfe was elected to the Board and became a member of the Compensation Committee in May 2011.

We also reimburse directors for all reasonable out-of-pocket expenses incurred for attending Board and committee meetings and director education programs. Non-employee directors do not receive any additional payments or perquisites.

Our certificate of incorporation limits the dollar amount of personal liability of our directors for breaches by them of their fiduciary duties. Our certificate of incorporation requires us to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. We have also entered into indemnification agreements with all of our directors and we have purchased directors’ and officers’ liability insurance.

INFORMATION REGARDING STOCK OWNERSHIP

The following table provides information about the beneficial ownership of our common stock as of April 9, 2012 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of the Named Executive Officers;

•	each person who is a director or nominee; and

•	all of our executive officers and directors as a group.

In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 9, 2012 through the exercise of any option, warrant or otherwise. Percentage of beneficial ownership is based on 50,966,346 shares of common stock outstanding as of April 9, 2012. The contact address of all persons and entities in the table below (other than Columbia Wanger Asset Management, LLC) is in care of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

Name	Shares Owned	Right to Acquire Shares within 60 Days	Total	Percent
The Valentin Gapontsev Trust I(1)	15,283,002	—	15,283,002	30.0%
Valentin P. Gapontsev, Ph.D.(2)	8,980,933	—	8,980,933	17.6%
IP Fibre Devices (UK) Ltd.	7,353,002	—	7,353,002	14.4%
Columbia Wanger Asset Management, LLC(3)	4,218,150		4,218,150	8.3%
Robert A. Blair	33,538	21,001	54,539	*
George H. BuAbbud, Ph.D.	51,665	92,626	144,291	*
Michael C. Child	6,912	29,334	36,246	*
Henry E. Gauthier	10,000	24,834	34,834	*
William S. Hurley	15,000	32,886	47,886	*
Michael R. Kampfe	—	6,259	6,259	*
William F. Krupke, Ph.D.	2,000	26,035	28,035	*
Angelo P. Lopresti(4)	16,300,691	21,042	16,321,733	32.0%
Timothy P.V. Mammen	30,999	42,969	73,968	*
Alexander Ovtchinnikov, Ph.D.(4)	16,365,958	4,583	16,370,541	32.1%
Nicolai Platonov, Ph.D.(4)(5)	16,263,002	1,500	16,264,502	31.9%
Igor Samartsev(5)(6)	935,039	3,542	938,581	1.8%
Eugene Scherbakov, Ph.D.(4)(5)	16,263,002	15,919	16,278,921	31.9%
William S. Shiner	13,052	5,437	18,489	*
All executive officers and directors as a group (14 persons)	19,129,783	327,967	19,457,750	37.9%

*	Less than 1.0%

(1)	Includes 7,353,002 shares beneficially owned by IP Fibre Devices (UK) Ltd. (“IPFD”), in which The Valentin Gapontsev Trust I (the “Gapontsev Trust I”) has a 48% economic interest. The trustees of the Gapontsev Trust I are Drs. Ovtchinnikov, Platonov and Scherbakov and Mr. Lopresti.

(2)	Includes 7,353,002 shares beneficially owned by IPFD, of which Dr. Gapontsev is the managing director. Dr. Gapontsev has sole voting and investment power with respect to the shares held of record by IPFD. Dr. Gapontsev has a 5% economic interest in IPFD.

(3)	The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(4)	Includes 15,283,002 shares beneficially owned by the Gapontsev Trust I, and 980,000 shares beneficially owned by the Valentin Gapontsev Trust II (the “Gapontsev Trust II”), of each of which Drs. Ovtchinnikov, Platonov and Scherbakov and Mr. Lopresti is a trustee. Each of these individuals disclaims beneficial ownership of the shares held by the Gapontsev Trust I and the Gapontsev Trust II. See note 1 above.

(5)	Does not include shares held by IPFD. Each such person has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest.

(6)	Includes 550,000 shares held by a trust of which Mr. Samartsev’s wife is the sole trustee. Mr. Samartsev disclaims beneficial ownership of the shares held in such trust.

PROPOSAL 1: ELECTION OF DIRECTORS

The stockholders are being asked to elect Dr. Gapontsev, Dr. Scherbakov, Mr. Samartsev, Mr. Blair, Mr. Child, Mr. Gauthier, Mr. Hurley, Mr. Kampfe and Dr. Krupke to terms ending with the annual meeting to be held in 2013, until a successor is elected and qualified or until his or her earlier death, resignation or removal. The Board nominated each of these individuals for election at the 2012 annual meeting of stockholders upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee is currently a director of our company. For more information regarding the nominees for director, see “Information Regarding the Board of Directors.”

The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent auditors’ qualifications, independence and performance.

Management has primary responsibility for the financial statements and is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing an opinion on the financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee has met and held discussions with management and the Company’s independent auditors, and has also met separately with the Company’s independent auditors, without management present, to review the adequacy of the Company’s internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2011 with management and the independent auditors. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the required communications described in PCAOB AU Section 380, Communication with Audit Committees, and those matters required to be reviewed pursuant to Rule 2-07 of Regulation S-X as well as the results of their audit of the effectiveness of internal controls over financial reporting.

The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between that firm and the Company that might bear on the auditors’ independence, consistent with PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has discussed the written statement with the independent auditors and has considered whether the independent auditors’ provision of any other non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

AUDIT COMMITTEE
William S. Hurley, Chair
Michael C. Child
Henry E. Gauthier

February 27, 2012

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2011. Our Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2012, and to conduct an integrated audit of our consolidated financial statements for the year ending December 31, 2012 and of our internal control over financial reporting as of December 31, 2012.

Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We expect that representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid to Deloitte & Touche.    The fees for services provided by Deloitte & Touche LLP, member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to the Company in the last three fiscal years were as follows :

	Fees
Fee Category	2011	2010	2009
Audit fees	$1,016,013	$903,050	$849,330
Audit-related fee	$24,000	—	—
Tax fees	—	—	—
Total Fees	$1,040,013	$903,050	$849,330

Audit fees.    These fees comprise fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements that are customary under auditing standards generally accepted in the United States. Audit fees also include fees for consents and reviews related to SEC filings and quarterly services with respect to the preparation of our unaudited quarterly financial statements.

Audit-Related Fees.    These fees comprise fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2011, these services related to the audit of revenue transactions at our Russian subsidiary, required by our agreement with a minority shareholder in such subsidiary.

Tax fees.    Fees for tax services would consist of fees for tax compliance services and tax planning and advice services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of (i) federal, state and local income tax return assistance, (ii) sales and use, property and other tax return assistance and (iii) assistance with tax audits and appeals. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to (i) certain internal legal restructuring actions and other intra-group restructuring actions, (ii) transfer pricing and (iii) other miscellaneous consultations.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services.    The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services as well as specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for each fiscal year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

INFORMATION REGARDING EXECUTIVES

The following table sets forth certain information regarding our executive officers as of March 31, 2012.

Name	Age	Position
Valentin P. Gapontsev, Ph.D.	73	Chief Executive Officer and Chairman of the Board
Eugene Scherbakov, Ph.D.	64	Managing Director of IPG Laser
Timothy P.V. Mammen	42	Chief Financial Officer and Vice President
Angelo P. Lopresti	48	General Counsel, Secretary and Vice President
Alexander Ovtchinnikov, Ph.D.	51	Vice President-Components
George H. BuAbbud, Ph.D.	57	Vice President-Telecommunications Products
Igor Samartsev	49	Chief Technology Officer
William S. Shiner	70	Vice President-Industrial Markets

The biographies of Dr. Gapontsev, Dr. Scherbakov and Mr. Samartsev are presented on pages 8 and 9. The biographies of our other executive officers are presented below.

Timothy P.V. Mammen has served as our Chief Financial Officer since July 2000 and a Vice President since November 2000. Between May 1999 and July 2000, Mr. Mammen served as the Group Finance Director and General Manager of the United Kingdom operations for IPFD. Mr. Mammen was Finance Director and General Manager of United Partners Plc, a commodities trading firm, from 1995 to 1999 and prior to that he worked in the finance department of E.I. du Pont de Nemours and Company. Mr. Mammen holds an Upper Second B.Sc. Honours degree in International Trade and Development from the London School of Economics and Political Science and is a Chartered Accountant and a member of the Institute of Chartered Accountants of Scotland.

Angelo P. Lopresti has served as our General Counsel and Secretary and one of our Vice Presidents since February 2001. Prior to joining us, Mr. Lopresti was a partner at the law firm of Winston & Strawn from 1999 to 2001. Prior to that, he was a partner at the law firm of Hertzog, Calamari & Gleason from 1998 to 1999 and an associate there from 1991 to 1998. Mr. Lopresti holds a B.A. in Economics from Trinity College and a J.D. from the New York University School of Law.

Alexander Ovtchinnikov, Ph.D., has served as our Vice President, Components, since September 2005 and as Director of Material Sciences from October 2001 to September 2005. Prior to joining us, Dr. Ovtchinnikov was Material Science Manager of Lasertel, Inc., a maker of high-power semiconductor lasers, from 1999 to 2001. For 15 years prior to joining Lasertel, Inc., he worked on the development and commercialization of high power diode pump technology at the Ioffe Institute, Tampere University of Technology, Coherent, Inc. and Spectra-Physics Corporation. He holds an M.S. in Electrical Engineering from the Electrotechnical University of St. Petersburg, Russia, and a Ph.D. from Ioffe Institute of the Russian Academy of Sciences.

George H. BuAbbud, Ph.D., has served as our Vice President, Telecommunications Products, since July 2002. Prior to joining us, Dr. BuAbbud was Vice President and Chief Technical Officer for the Access Network Systems division of Marconi Communications, Inc., a maker of telecommunications systems, from 1999 to 2002. He holds a B.E. in Electrical Engineering from the American University of Beirut and an M.Sc. and a Ph.D. in Electrical Engineering from the University of Nebraska.

William S. Shiner has served as our Vice President-Industrial Markets since March 2007 and as Director of Industrial Markets since August 2002. Prior to joining us, Mr. Shiner was Vice President of Sales and Marketing for Coherent Industrial from 1980 to 1995 and Chief Operating Officer for Convergent Prima from 1995 to 2002. Mr. Shiner holds a B.S.E.E. and an M.B.A. from Northeastern University.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2012 annual meeting of stockholders.

COMPENSATION COMMITTEE
Robert A. Blair, Chair
William S. Hurley
Michael R. Kampfe
William F. Krupke, Ph.D.

March 14, 2012

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our “Named Executive Officers” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. In 2011, our Named Executive Officers were:

•	Valentin P. Gapontsev, Ph.D., our Chairman and Chief Executive Officer;

•	Timothy P.V. Mammen, our Vice President and Chief Financial Officer;

•	Eugene Scherbakov, Ph.D., the Managing Director of IPG Laser GmbH, our subsidiary;

•	Angelo P. Lopresti, our Vice President, General Counsel and Secretary; and

•	Alexander Ovtchinnikov, Ph.D., our Vice President of Components.

Compensation Program Objectives and Principles

We believe that our success depends on the continued contributions of our executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and recognizing individual merit and overall business results.

The objectives of our compensation programs are to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to achieving strategic business objectives;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase long-term stockholder value;

•	incentivize future performance through both short-term and long-term financial incentives to build a sustainable company and foster the creation of stockholder value; and

•	foster a shared commitment among executives through establishment of uniform company goals.

Our compensation philosophy is reflected in the following executive compensation design principles:

•

In addition to a competitive base salary, a substantial portion of the executives’ potential cash compensation should be tied to a short-term incentive plan that rewards corporate and individual achievement of challenging performance goals; and

•

Our long-term incentives should both retain our executives and provide them with an incentive to increase the value of the Company’s stock price. The Company uses a combination of restricted stock and stock options to achieve this goal.

Compensation Element	Objective
Base salary	Provide a competitive fixed component of cash compensation.
Short-term incentive plan	Offer a variable cash compensation opportunity earned based upon the level of achievement of challenging corporate goals, with additional compensation opportunity based upon individual performance.
Long-term incentives	Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. Service-based equity awards offer certainty and long-term retention while providing additional compensation opportunity to executives based upon increased stock price levels.
Benefit plans	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.

Overview: Our Commitment to Pay-for-Performance

The Compensation Committee structured our executive compensation program to pay for performance and, over the long term, to provide compensation for our executive officers that is market-competitive and supports our retention efforts.

When the 2011 executive compensation program was designed in January and February 2011, industry conditions indicated that the demand for our fiber lasers in the prior year was continuing into 2011. Our executive compensation structure for 2011 featured significant performance-based components tied to objectives that were considered challenging in light of anticipated industry conditions.

2011 Business Highlights

2011 was another record year for IPG.

The Company also performed well by several measures including sales growth, earnings growth and gross margin growth. Our strong performance is largely attributable to factors specific to the Company, such as our market leadership in fiber lasers, adding original equipment manufacturers in cutting and welding for high power materials processing applications and introduction of new products and applications, assisted by our ongoing significant investments in technology, production and application development, our ability to meet customer delivery demands and leveraging our vertically integrated business model.

Our 2011 performance is highlighted by the following achievements:

•	The Company recorded $475 million in revenues, which is the highest level of revenues for any fiscal year in our history, representing a year-over-year growth rate of 59%;

•	Our net income more than doubled to $118 million in 2011 from $54 million in 2010;

•

The Company posted record levels of gross margin percentage (54.1%) for the year, reflecting the leverage in our vertically integrated business model and execution of our plans to reduce component costs;

•

The Company increased its cash and cash equivalents to over $205 million at December 31, 2011, while investing heavily during 2011 in property, plant and equipment so that we are positioned well for future growth in demand for our industry-leading products; and

•	The Company sustained its market leadership in its core fiber laser business and extended its penetration into new large-scale laser applications, namely cutting and welding.

For more information about our business, please read “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2012.

Pay-for-Performance

We structure our executive compensation program so that a meaningful percentage of compensation is tied to the achievement of high levels of Company performance. The payouts under our 2011 compensation program reflect the Company’s strong financial and strategic performance. We use total revenues and earnings before interest, as adjusted for certain items (“adjusted EBIT”), as the key performance metrics in our compensation program as we believe that they reflect a number of important competitive and business elements such as product acceptance and profitability and are therefore excellent barometers of our overall performance. For 2011, our total sales and adjusted EBIT were $475 million and $187 million, respectively, both of which were considerably higher than the target levels of $390 million and $132 million, respectively, that we had set for the year. These targets were set such that achievement of the targets would have required record-setting performance by the Company.

Our 2011 annual short-term incentive plan was structured to pay out 100% of our CEO’s base salary and 67% of the other executives’ base salaries if (i) the Company successfully achieved both target levels of financial performance and (ii) the executives achieved the highest levels of individual performance. Based on the

Company’s 2011 total revenues, adjusted EBIT and individual performance levels (as further described under “Components of Compensation in 2011 – Short-Term Cash Incentives” below), our 2011 short-term incentive bonus plan paid bonuses equal to approximately 195% of our CEO’s base salary and 130% of the other executives’ base salaries.

To illustrate our pay-for-performance philosophy, the following charts reflect the portions of our executive officers’ actual compensation for 2011 represented by each of the major elements of our compensation program – base salary paid, 2011 short-term cash incentives (at actual amount earned), option awards and restricted stock units with only service-based vesting criteria (valued at their grant-date fair value):

In each case, a significant majority of the executives’ overall compensation is derived from the performance-based or long-term service-based components of our program. Our CEO does not receive grants of equity because of his significant level of ownership of Company common stock.

Our Chief Executive Officer’s compensation over the past five fiscal years further reflects the effectiveness of our pay-for-performance structure. The Company’s strong operating results in four of the past five years have resulted in corresponding levels of CEO compensation. Conversely, in fiscal year 2009, when the global economic downturn significantly impaired our financial results, Dr. Gapontsev received only his base salary for that year, as no bonus was earned based on the Company’s results, notwithstanding management’s effectiveness during that challenging period in maintaining the employee base so that we were well-positioned to take advantage of the subsequent market recovery in 2010 and 2011. The following table demonstrates our pay-for-performance model by tracking Dr. Gapontsev’s actual compensation in each of the last five fiscal years against Company revenues and net income:

Corporate Governance Highlights Relating to Compensation

We endeavor to maintain good governance standards including the oversight of our executive compensation policies and practices. Under the direction of the Compensation Committee, the following policies and practices were in effect during 2011:

•	IPG has only one-year employment agreements for executives, except for the Chief Executive Officer, who has a two-year employment agreement;

•	no supplemental executive retirement plans (SERPs) or other nonqualified plans for executives;

•	no payments are automatically made to executives upon a change in control (“single-trigger”);

•	no tax gross-up payments for change in control payments under Internal Revenue Code Section 280G;

•	no tax gross-up payments for executive perquisites (which are minimal, in any event);

•	no severance payments with respect to “for Cause” terminations or resignations other than for Good Reason;

•	no perquisites for former or retired executives;

•	no unreimbursed personal use of corporate aircraft, personal security services or executive life insurance;

•	limits on award payouts under our annual short-term cash incentive plan;

•	stock ownership guidelines are in place for our executive officers and directors; and

•	only the Compensation Committee, comprised solely of independent directors meeting applicable independence standards, may approve equity grants.

Role of the Compensation Committee.    The Compensation Committee determines, approves and administers the compensation programs for our executive officers, including our Named Executive Officers. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the adoption of equity plans and certain other benefit plans. The Compensation Committee may delegate authority whenever it deems appropriate, but it did not do so in 2011.

Our Compensation Committee’s policy is to set executive officer pay in accordance with the objectives of the Company’s compensation programs as described above. In our view, the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive with other companies in the laser source and photonics industry, as well as with a broader group of technology companies of comparable size and complexity that have similar growth rates and international scope. Actual compensation levels may be greater or less than median compensation levels provided by similar companies based upon annual and long-term Company performance, as well as individual performance, contributions, skills, experience and responsibilities.

During 2011, the Compensation Committee was comprised of independent directors at all times. Mr. Blair, Chair, Mr. Hurley and Dr. Krupke served on the Committee for the entire year. After his election to the Board, Mr. Kampfe became a Committee member in May 2011. Mr. Blair has chaired the Committee since 2006.

Role of Executive Officers in Compensation Decisions.    The Compensation Committee regularly meets with Dr. Gapontsev, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers. Additionally, Mr. Mammen, our Chief Financial Officer, and Mr. Lopresti, our General Counsel, are regularly invited to meetings of the Compensation Committee or otherwise asked to assist the Committee. Such assistance includes providing financial and compensation information and analysis for the Compensation Committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise). The Named Executive Officers attend portions of Compensation Committee meetings when requested, but leave the meetings as appropriate when matters that will potentially affect them personally are discussed. Many meetings of the Compensation Committee are not attended by management. From time to time, outside legal counsel and the compensation consultant attend Compensation Committee meetings. The Compensation Committee makes decisions regarding Dr. Gapontsev’s compensation without him present.

Role of Compensation Consultant.    The Compensation Committee engaged Radford, an independent compensation consultant, to conduct a comprehensive review and analysis of our executive compensation program and to make recommendations in 2011. The compensation consultant provides the Compensation Committee with an independent evaluation of executive compensation, and is available as needed by the Compensation Committee to provide advice and counsel. Radford serves at the discretion of the Compensation Committee. Neither Radford nor Aon, Radford’s parent company, does any other work for the Company. The Compensation Committee believes that there are no actual or potential conflicts of interest. The Compensation Committee authorizes the compensation consultant to confer with management for perspective on the impact of compensation recommendations.

Pay Positioning Strategy

We strive to position the midpoint of the Company’s target compensation ranges near the 50th percentile of the target compensation of our peer group, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the Compensation Committee. An individual’s actual salary, non-equity incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions as well as the Company’s performance. These factors are weighed individually by the Compensation Committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions. The Chief Executive Officer’s review of the performance of his direct reports is carefully considered by the Compensation Committee in making individual compensation decisions.

In analyzing our executive compensation program relative to this target market positioning, the Compensation Committee utilizes a comparative analysis of the compensation of our executive officers measured against a group of industry peer companies selected with the assistance of Radford and management input. For 2011, the industry peers were:

•II-VI Incorporated	•Brooks Automation, Inc.	•Cognex Corporation
•Coherent, Inc.	•Cymer Inc.	•Electro Scientific Industries, Inc.
•Evergreen Solar Inc.	•EXFO Electro-Optical Engineering Inc.	•FEI Company
•FormFactor, Inc.	•Hittite Microwave Corporation	•Measurement Specialties, Inc.
•Newport Corporation	•Opnext, Inc.	•Rofin-Sinar Technologies Inc.
•Varian Semiconductor Equipment Associates Inc.	•Veeco Instruments Inc.

The Compensation Committee reviews this peer group annually to ensure that the comparisons are meaningful. The peer group in 2011 was the same as in 2010. Several factors were considered in selecting the peer group used in 2011, the most important of which were:

•	industry (primarily laser, photonics, semiconductor, optical components and related device companies); and

•	revenue and employee levels (primarily companies with between $220 million and $830 million in annual revenues, and between 350 and 6,800 employees).

The Compensation Committee believes that companies that meet these criteria are our most likely competitors for executive talent in our labor markets. Radford also supplements its peer analysis with the data from high-technology public company participants in the Radford Global Technology Survey having comparable revenue levels. No individual company data is reported from this Survey.

Components of Compensation in 2011

The principal components of our executive officer compensation during 2011 were: base salary, short-term cash incentives, long-term equity-based incentive awards, severance benefits, retirement savings benefits provided under a 401(k) plan and executive perquisites and benefit programs generally available to other employees.

These components were selected because the Compensation Committee believes that a combination of salary, incentive pay, severance and retirement savings benefits and perquisites is necessary to help us attract and retain the executive talent on which our success depends. The annual cash incentives are designed to allow the Compensation Committee to reward performance over a fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The fixed components, including salary, severance and retirement savings benefits and perquisites, are structured to provide a sufficient level of compensation for our executives relative to both immediate and long-term income needs. The Compensation Committee believes that, when taken together, these components are effective in achieving the objectives of our compensation program and philosophy and are reasonable relative to our strategy of managing total compensation near the 50th percentile of market practices.

The Compensation Committee annually reviews the entire compensation program with the assistance of its compensation consultant and outside legal counsel. However, the Compensation Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular Named Executive Officer, the Committee considers both individual (as described above) and corporate factors.

Base Salary.    We provide base salary to our Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Unlike short-term cash incentives and long-term equity incentives, base salary is not subject to performance risk. The Compensation Committee reviews information provided by its compensation consultant and considers the experience, skills, knowledge and responsibilities of the executive and the individual’s performance assessment provided by the Chief Executive Officer to assist it in evaluating base salary for each Named Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee additionally considers the performance of the Company as a whole.

Based upon the information provided by its compensation consultant, the Compensation Committee approved merit increases of 5% for 2011 to the base salaries of the Named Executive Officers from prior year salary levels, except that Mr. Mammen’s salary increased 10% in 2011.

In February 2012, the Compensation Committee increased the salaries of the Named Executive Officers based upon an assessment conducted by Radford and the increasing scale of the Company’s operations. The Compensation Committee approved an increase of 17% to the base salary of Dr. Gapontsev to bring his salary in line with the 25th percentile for CEOs from the peer group, and an increase of 5% for the other Named Executive Officers.

Short-Term Incentive Plan.    To focus each executive officer on the importance of the performance of the Company, a significant portion of the individual’s potential short-term compensation is in the form of annual cash incentive pay that is tied to the achievement of goals established by the Compensation Committee.

Our Named Executive Officers participate in our Senior Executive Short-Term Incentive Plan (the “STIP”). The STIP is administered by the Compensation Committee, which has the discretion to determine the type of award, whether cash or non-cash, granted under the STIP. The STIP emphasizes company-wide performance goals in order to foster a shared commitment among executives. Generally, award levels for executives are the same percentage of salary, except for the Chief Executive Officer whose target award is at a greater percentage of salary than the other officers for achievement of the same performance goals. The Compensation Committee determines who is eligible to receive awards under the STIP, establishes performance goals and objectives for executives, establishes target awards for each participant for the relevant performance period, and determines the percentage of the target award that should be allocated to the achievement of each of the chosen performance goals in consultation with the Chief Executive Officer with respect to other executive officers.

For 2011, the Compensation Committee identified two financial performance measures: net sales and adjusted EBIT (excluding equity-based compensation expenses and expenses for approved litigation matters), each as determined under the STIP, and assigned a 50% weighting factor to each financial performance goal. The Compensation Committee chose to focus on revenue growth and pretax profits so that our executive officers would be incentivized to deliver the types of growth that benefit our stockholders, namely increasing sales and profitability.

Upon the achievement of the objectives for each performance measure determined by the Compensation Committee, the Chief Executive Officer could receive a cash incentive payment ranging from 18.8% to 112.5% of his base salary, and other participants in the STIP could receive a cash incentive payment ranging from 12.5% to 75.0% of their respective base salaries, based upon achievement of the minimum to maximum objectives for both measures. If the financial performance exceeds one or more of the maximum objectives, the incentive payments to the executive would increase as determined by linear interpolation subject to limits on payouts discussed below. Consistent with our pay-for-performance philosophy, no cash incentive payments would be made if the minimum objectives established by the Compensation Committee in 2011 were not met.

While objectives were intended to be achievable by the Company, a maximum bonus would require very high levels of Company performance. The Compensation Committee believes that the goals are reasonably difficult to achieve, as demonstrated by the fact that the Company had only once before 2011 achieved the maximum payout. The Compensation Committee set minimum and maximum targets for net sales of $351 million and $421 million, respectively, representing annual growth levels of 17% to 41% from the prior year. The minimum and maximum targets for adjusted EBIT were set from $114 million to $156 million, representing increases of 29% to 76% from the prior year.

The Chief Executive Officer and the other Named Executive Officers were also eligible to receive awards of up to 25.0% and 16.7%, respectively, of their base salaries under the STIP in 2011, based upon their respective individual performances. The individual goals and objectives for the Chief Executive Officer included additional operational and strategic targets.

The target award for the Chief Executive Officer was 100.0% of his base salary and 67% of the respective base salaries for the other participants. The financial objectives were the same for all executive officers. The range of possible payout amounts for 2011 under the STIP for achievement of financial objectives for each Named Executive Officer is shown below in the Grants of Plan-Based Awards table. The maximum possible payouts under the STIP for both financial and individual performance measures are 225% of the target award for the Named Executive Officers.

The Company’s record financial performance for 2011 exceeded financial targets set by the Compensation Committee. The Company achieved net sales of $475 million and adjusted EBIT of $187 million. These results represented a 59% increase in net sales and a 111% increase in adjusted EBIT over 2010 levels. The Compensation Committee awarded the Chief Executive Officer a cash incentive payment equal to 195% of his base salary. The other Named Executive Officers earned cash incentive payments equal to 130% of their respective base salaries. The limits on payouts of 225% of the target awards for Named Executive Officers were not reached in 2011. The awards under the STIP for 2011 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

The Compensation Committee may make adjustments to our overall corporate performance goals and the ways that our actual performance results are calculated that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives. The Compensation Committee made no adjustments in 2011.

Discretionary Short-Term Cash Incentive Awards.    The Compensation Committee may in its discretion award discretionary bonuses for exceptional performance of an executive. For 2011, the Committee exercised this discretion and awarded Mr. Lopresti a bonus of $31,997 in recognition of his efforts in managing legal matters involving the Company.

Total Short-Term Cash Compensation.    The Compensation Committee targets total cash compensation (base salary plus short-term cash incentives) near the 50th percentile of the target compensation of our peer group. In 2011, total cash compensation targets for the Named Executive Officers were aligned on average with the 50th percentile of the target compensation of the peer group.

Long-Term Equity-Based Incentives.    The goal of our equity-based award program is to provide employees and executives with the perspective of an owner with a long-term financial stake in our success, further increasing alignment with stockholders. Long-term incentive awards also incent employees to stay with us for longer periods of time, which in turn provides us with greater stability and directly links compensation to the long-term performance of the Company. In addition, these awards are less costly to us in the short-term than cash compensation. We review long-term equity incentives for our Named Executive Officers and other executives annually.

For our Named Executive Officers, our equity-based award program is based on annual grants. We have traditionally used service-based stock options as equity compensation because stock options provide a relatively straightforward incentive for our executives. In 2010, the Compensation Committee conducted an analysis of the types of equity awards granted by the peer group and found that a majority of the companies in the peer group grant restricted shares or restricted stock units to their respective executives. Based upon this analysis, the Compensation Committee determined to substitute service-based restricted stock units for a portion of the annual equity compensation grants to the Named Executive Officers in 2010, with the same vesting terms as stock options, in part to diversify the equity incentives we provide.

Historically, our Chief Executive Officer has not received annual grants of stock options or restricted stock units because, as the Company’s founder and holder of a large number of our shares, he has the perspective of an owner with a significant financial awards stake in the Company’s success. For over the last five years, the Chief Executive Officer did not receive any equity compensation awards.

In 2011, the Compensation Committee targeted granting equity compensation near the 50th percentile of the target compensation of our peer group, balancing the perspective of delivering competitive compensation based upon Black-Scholes option pricing values and as a percentage of the Company. In 2011, the Compensation Committee analyzed several aspects of the equity grant program, including (i) the “in the money” value, the degree to which executives have incentives to remain employed by the Company through unvested option values, and (ii) the aggregate equity usage in terms of (a) annual usage, typically called burn rate, and (b) cumulative equity delivery, typically called overhang, to determine the dilutive effect of equity awards on investors. The majority of our outstanding equity holdings were allocated to unvested shares in the aggregate, and all of our executives had a minimum of four years’ worth of annual award values in unvested equity value. Based upon this information, Radford advised us that our equity program provides strong retention incentives. Also, Radford found that the one- and three-year burn rates for the Company were low when compared to the peer group, and that the 2009 overhang rate was at the 25th percentile of the peer group. In 2011, the Compensation Committee approved the grant of 78,600 service-based options and 13,555 service-based restricted stock units to our Named Executive Officers. These equity awards vest between four to five years after the grant date and provide a strong incentive for executives to remain employed by us and to focus on increasing our financial performance over the long-term. Consistent with our pay-for-performance philosophy, the service-based stock option awards will have no value unless the stock price increases after the grant date and the value of the restricted stock units is tied to the value of our stock. Consistent with past practices as explained above, the Chief Executive Officer did not receive any equity compensation award in 2011.

Equity Grant Process.    The Compensation Committee adopted an equity grant policy as follows:

•	only the Compensation Committee has the authority to approve equity grants;

•	grants made by the Compensation Committee occur only after discussion at a meeting of the Compensation Committee;

•	equity award grants ordinarily are made by the Compensation Committee only during an open trading window period under our insider trading policy;

•	the grant date ordinarily is within five business days following the first day of the open trading window period, or such other date as the Compensation Committee determines; and

•

the exercise price (if applicable) for all equity awards is the closing price of our stock on the date of grant and stock options are granted with an exercise price of no less than the closing price of our stock on the date of grant.

The Compensation Committee considers the aggregate equity usage by the Company compared to peer companies. Measures which are considered include total options and restricted stock units granted as a percentage of total shares issued and outstanding, total options and unvested restricted stock units outstanding as a percentage of total shares issued and outstanding, and total options and unvested restricted stock units outstanding plus shares available for future grant as a percentage of total shares issued and outstanding.

Severance Benefits.    The Compensation Committee believes that severance benefits are an important element of the executive compensation package. The severance benefits we offer assist us in recruiting and retaining talented individuals and are consistent with the severance benefits offered by our peer group. At the request of the Compensation Committee, Radford examined the severance benefits provided by the employment agreements then in effect with the Named Executive Officers and compared them to the severance benefits provided by the peer group. The severance benefits reviewed included termination provisions, change in control provisions, cash severance payments, benefits continuation, acceleration of equity awards, non-competition and non-solicitation restrictions. Based upon this review, the Compensation Committee approved new employment agreements for the Named Executive Officers in 2008, which are summarized below in the section entitled “Employment Agreements.” The severance provisions of our employment agreements are summarized below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Retirement Savings Plan.    Executive officers in the United States are eligible to participate in our 401(k) retirement plan on the same terms as all other U.S. employees. Our 401(k) retirement plan is a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers). We made matching contributions at a rate of 50% of eligible contributions under the 401(k) retirement plan to our employees, including Named Executive Officers, that participate in the plan as set forth in the Summary Compensation Table. Our executives outside of the United States participate in government-sponsored retirement programs. We do not maintain a supplemental executive retirement plan (SERP) or a non-qualified deferred compensation plan for our executives or directors.

Other Compensation.    All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life and disability insurance, vacation and employee stock purchase plans. These plans generally are available to all salaried employees and do not discriminate in favor of executive officers. Benefits are intended to be competitive with the overall market in order to facilitate attraction and retention of high-quality employees. Subject to local customs and the international nature of our business and management, it is generally our policy not to extend significant perquisites to our executives that are not generally available to our employees. In 2011, the Compensation Committee reviewed the executive perquisites in comparison to the peer group and made no changes. The Company provides Dr. Scherbakov with an automobile, as it does to other high-ranking employees in Germany.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other most highly compensated officers other than its chief financial officer to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m). Prior to 2011, none of our executive officers has received annual compensation in an amount that would be subject to limitation under Section 162(m). It is intended that stock option awards made under the Company’s 2006 Incentive Compensation Plan qualify as “performance-based” compensation for purposes of Section 162(m). The Compensation Committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by the Company while simultaneously providing our executive officers with appropriate rewards for their performance.

Accounting Considerations.    We consider the accounting implications of all aspects of its executive compensation program. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Advisory Vote on Executive Compensation

Say-on-Pay Advisory Votes.    We conducted our first advisory vote on executive compensation last year at our 2011 annual meeting of stockholders. While this vote was not binding on the Company, our Board or Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement.

Our stockholders overwhelmingly approved our executive compensation structure in our first “say-on-pay” advisory vote at our 2011 annual meeting of stockholders, voting 40,928,468 shares (99.2%) in favor of our executive compensation structure compared to 305,747 shares (0.7%) against with 43,328 shares (0.1%) abstaining. Because a substantial majority of our stockholders approved the compensation program described in our 2011 proxy statement, the Compensation Committee did not implement changes to our executive compensation program as a direct result of the stockholders’ advisory vote. At our stockholders meeting in 2011, the advisory proposal to hold “say-on-pay” advisory votes every three years received the greatest amount of votes. Accordingly, the next “say-on-pay “advisory vote will be held in 2014.

In addition to the periodic advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management and representatives of our stockholders. The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program, including the results of our stockholders’ advisory vote on executive compensation. Stockholders are invited to express their views to the Compensation Committee as described in this proxy statement under the heading “Corporate Governance—Stockholder Communication with our Board of Directors.”

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executives:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Valentin P. Gapontsev, Ph.D., Chief Executive Officer and Chairman of the Board(4)	2011 2010 2009	418,167 393,735 389,025	— — —		— — —	— — —	808,306 512,682 —	16,261 15,879 62,579	1,242,734 922,296 451,604
Timothy P.V. Mammen, Chief Financial Officer and Vice President	2011 2010 2009	324,500 295,000 289,648	— — —		198,912 69,213 —	511,080 180,144 147,831	421,623 295,000 —	7,890 7,890 6,140	1,464,005 847,247 443,619
Eugene Scherbakov, Ph.D., Managing Director of IPG Laser and Director(4)	2011 2010 2009	376,187 340,685 351,437	— — —		176,602 69,213 —	449,561 180,144 130,093	488,452 340,451 —	32,576 33,220 25,426	1,523,378 963,713 506,956
Angelo P. Lopresti, General Counsel, Secretary and Vice President	2011 2010 2009	309,750 295,000 289,648	31,997 — —	(5)	176,602 69,213 —	449,561 180,144 118,265	402,458 295,000 —	8,160 8,160 6,140	1,378,528 847,517 414,053
Alexander Ovtchinnikov, Ph.D., Vice President — Components	2011 2010 2009	288,750 275,000 269,512	— — —		176,602 69,213 —	449,561 180,144 130,093	375,173 275,000 —	8,592 7,897 6,410	1,298,678 807,254 406,015

(1)	Valuation based on the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 27, 2012.

(2)	Represents amounts earned under our STIP for services rendered in 2011, 2010, and 2009, respectively.

(3)	The amount in 2011 for Dr. Gapontsev consists of (i) $11,125 in premiums paid for group term life insurance and (ii) $5,136 in health care premiums paid in Germany. Amounts for Messrs. Mammen and Lopresti and Dr. Ovtchinnikov include matching contributions to retirement accounts under our 401(k) plan and our payment of group term life insurance premiums. The amount for Dr. Scherbakov reflects the expense of an automobile provided by us.

(4)	Portions of the amounts paid to Dr. Gapontsev and Dr. Scherbakov were denominated in Euros and Rubles. These were translated into U.S. Dollars at the average daily exchange rates for 2011, 2010 and 2009, respectively. As a result of compensation being paid in one or more currencies which fluctuate against the U.S. Dollar, the amount of salary paid may vary slightly from the salary stated in an employment agreement. Salary paid to Dr. Gapontsev in 2011 in excess of the salary set forth in his employment agreement amounting to approximately $3,400 will be offset against his 2012 salary payments.

(5)	The Compensation Committee awarded Mr. Lopresti a discretionary bonus. See “Compensation Discussion and Analysis-Components of Compensation in 2011-Discretionary Short-Term Cash Incentive Awards” above.

Employment Agreements

We have employment agreements with each of the executives named in the table above. The employment agreements expire on December 31, 2012. In the event of a change in control, the agreements would be extended to expire on the second anniversary of such change in control.

The employment agreements set the annual base salaries in 2011 for the Named Executive Officers as follows: $414,750 for Dr. Gapontsev, €269,850 for Dr. Scherbakov, $324,500 for Mr. Mammen, $309,750 for Mr. Lopresti and $288,750 for Dr. Ovtchinnikov. For 2012, the annual base salaries increase to $472,000 for Dr. Gapontsev, €283,350 for Dr. Scherbakov, $340,725 for Mr. Mammen, $325,200 for Mr. Lopresti and $303,000 for Dr. Ovtchinnikov. The agreements entitle these executive officers to participate in bonus plans, standard insurance plans such as life, short-term disability and long-term disability insurance and retirement benefits, such as the 401(k) plan and equity award plans described above, on similar terms and on a similar basis as such benefits are available to executives at similar levels within the Company. Each of these executive officers also entered into a non-competition agreement with the Company in 2008 that prohibits each of them from competing with the Company for a period of one year after the termination of his employment with the Company for any reason and from hiring or attempting to hire the Company’s employees or soliciting customers or suppliers of the Company for a period ending eighteen months following the termination of his employment for any reason. Each of the officers is entitled to receive his base salary for the period during which the Company enforces the non-competition provisions of the agreement but not for more than one year following the termination of his employment. The severance provisions of the agreements are summarized below in the section titled “Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards to our Named Executive Officers in 2011:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold	Target	Maximum
Valentin P. Gapontsev, Ph.D.	2/25/2011	77,766	311,063	933,188	—	—	—	—
Timothy P.V. Mammen	2/25/2011 2/25/2011 2/25/2011	40,563 — —	162,250 — —	486,774 — —	— 3,700 —	— — 21,600	— 53.76	— 198,912 511,272
Eugene Scherbakov, Ph.D.	2/25/2011 2/25/2011 2/25/2011	65,262 — —	261,067 — —	563,052 — —	— 3,285 —	— — 19,000	— — 53.76	— 176,602 449,730
Angelo P. Lopresti	2/25/2011 2/25/2011 2/25/2011	38,719 — —	154,875 — —	464,648 — —	— 3,285	— — 19,000	— — 53.76	— 176,602 449,730
Alexander Ovtchinnikov, Ph.D.	2/25/2011 2/25/2011 2/25/2011	36,094 — —	144,375 — —	433,147 — —	— 3,285 —	— — 19,000	— — 53.76	— 176,602 449,730

(1)	Amounts shown represent potential amounts that were available under the STIP for 2011 for achievement of financial performance measures, except that the possible payouts in the “Maximum” column represent the maximum permitted payout under the STIP in 2011 for both financial and individual performance measures. The performance goals used in determining STIP payments are discussed in the “Compensation Discussion and Analysis” above. Actual amounts paid for 2011 performance are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)	The amounts listed reflect restricted stock units and stock options granted under our 2006 Incentive Compensation Plan and are described in the Outstanding Equity Awards Table below.

(3)	The value of an option award is based on the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 27, 2012. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a restricted stock unit or stock option on the grant date, the actual value of the restricted stock unit or option will depend on the market value of our common stock at such date in the future when the restricted stock unit vests or the option is exercised.

Outstanding Equity Awards Table

The following table provides information regarding unexercised stock options and unvested restricted stock units held by each of our Named Executive Officers as of December 31, 2011:

Name	Grant Date	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Valentin P. Gapontsev, Ph.D.	—	—	—			—	—	—		—
Timothy P.V. Mammen	9/22/2005 4/18/2006 5/9/2008 2/26/2009 2/26/2009 2/26/2010 2/26/2010 3/1/2011 3/1/2011	3,333 13,334 — 13,281 6,250 — — —	— — 25,000 — 18,750 26,250 — 21,600 —	(3) (4) (5) (6)	$ $ $ $ $ $ $	1.88 5.37 19.69 8.26 8.26 15.82 — 53.76 —	9/22/2015 4/18/2016 5/8/2018 2/25/2019 2/25/2019 2/25/2020 2/25/2020 2/28/2021 2/28/2021	— — — — — — 4,375 — 3,700	(5) (6)	— — — — — — 148,181 125,319
Eugene Scherbakov, Ph.D.	4/18/2006 5/9/2008 2/26/2009 2/26/2009 2/26/2010 2/26/2010 3/1/2011 3/1/2011	13,334 — 1,461 5,500 — — —	22,000 — 16,500 26,250 — 19,000 —	(3) (4) (5) (6)	$ $ $ $ $ $	5.37 19.69 8.26 8.26 15.82 — 53.76 —	4/18/2016 5/8/2018 2/25/2019 2/25/2019 2/25/2020 2/25/2020 2/28/2021 2/28/2021	— — — — — 4,375 — 3,285	(5) (6)	— — — — — 148,181 111,263
Angelo P. Lopresti	4/18/2006 5/9/2008 2/26/2009 2/26/2009 2/26/2010 2/26/2010 3/1/2011 3/1/2011	6,667 — 10,625 5,000 — — — —	— 20,000 — 15,000 26,250 — 19,000 —	(3) (4) (5) (6)	$ $ $ $ $ $	5.37 19.69 8.26 8.26 15.82 — 53.76 —	4/18/2016 5/8/2018 2/25/2019 2/25/2019 2/25/2020 2/25/2020 2/28/2021 2/28/2021	— — — — — 4,375 — 3,285	(5) (6)	— — — — — 148,181 111,263
Alexander Ovtchinnikov, Ph.D.	5/9/2008 2/26/2009 2/26/2010 2/26/2010 3/1/2011 3/1/2011	— 2,062 — — — —	22,000 16,500 26,250 — 19,000 —	(3) (4) (5) (6)	$ $ $ $	19.69 8.26 15.82 — 53.76 —	5/8/2018 2/25/2019 2/25/2020 2/25/2020 2/28/2021 2/28/2021	— — — 4,375 — 3,285	(5) (6)	— — — 148,181 111,263

(1)	Represents the fair market value of a share of our common stock on the grant date.

(2)	Based upon the closing price of our common stock on December 31, 2011.

(3)	Assuming the continued service of the Named Executive Officer, 1/12th of the options vest in monthly installments commencing on May 9, 2012.

(4)	Assuming the continued service of the Named Executive Officer, 1/32nd of the options vest in monthly installments commencing on May 1, 2011.

(5)	Assuming the continued service of the Named Executive Officer, the options and restricted stock units vest in four equal quarterly installments commencing on March 31, 2014.

(6)	Assuming the continued service of the Named Executive Officer, the options and restricted stock units vest in four equal quarterly installments commencing on March 31, 2015.

Equity Compensation Plans

In February 2006, our Board of Directors adopted our 2006 Incentive Compensation Plan, which was approved by our stockholders as a successor plan to the 2000 Incentive Compensation Plan (under which awards may no longer be made). The 2006 Plan was amended in May 2011 upon approval by our stockholders at the 2011 annual stockholders’ meeting. The maximum number of shares that may be awarded under the 2006 Plan is 10,084,273. Other than the number of shares reserved, the plans are substantially similar. Each plan terminates ten years after its adoption, unless terminated earlier by our Board.

The 2000 Plan and the 2006 Plan, as amended, are administered by the Compensation Committee. The Compensation Committee approves awards under the Plans, including the exercise price and other terms of each award, subject to the provisions of the Plans and has general authority to administer the Plans.

Each Plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. The Plans also provide for awards of restricted stock, stock units, performance shares, performance units, stock appreciation rights and cash awards.

Our officers, directors, employees, consultants and advisors are eligible to receive awards under the Plans. No participant may receive awards for over 1,666,667 shares of common stock in any calendar year under the 2006 Plan, as amended.

In June 2006, our Board adopted our Non-Employee Directors Stock Plan (the Non-Employee Director Plan) which was approved by our stockholders. Only our non-employee directors are eligible to receive awards under the Non-Employee Director Plan. A total of 486,666 shares are reserved for issuance under the Non-Employee Director Plan. The Non-Employee Director Plan terminates ten years after its adoption, unless terminated earlier by our Board. The Non-Employee Director Plan authorizes the grant of options to purchase common stock that are not intended to qualify as incentive stock options, as defined in Section 422 of the Code. The Plan also provides for awards of stock appreciation rights, stock units, stock awards and cash awards.

Awards granted or paid under the 2006 Plan, as amended, will be subject to any compensation recovery policy established by the Company and amended from time to time. The 2006 Plan, as amended, expressly forbids the repricing or cancellation of underwater stock options.

The 2000 Plan provides that, upon a change in control of our company, the Compensation Committee may, in its sole discretion, accelerate the time for exercise or payout of all outstanding awards, cancel the award after notice to the holder of an outstanding award as long as the holder receives a payment equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award, or provide that all outstanding awards will be either assumed by the entity that acquires control or substituted for similar awards by such entity. The 2006 Plan, as amended, provides for accelerated vesting of an award only after a change in control and employment termination (a so-called “double-trigger”), rather than immediately upon a change in control (“single-trigger”).

In addition, in the event that the 2000 Plan or 2006 Plan, as amended, is terminated due to a merger or acquisition of the Company, the Compensation Committee has the right, but not the obligation, to direct the repurchase of outstanding stock options at a price equal to the fair market value of the shares subject to the repurchased options less the exercise price per share.

The Non-Employee Director Plan provides that awards become fully vested and exercisable upon a change in control. The Plan defines a “change in control” as the occurrence of any of the following:

•	any person becomes a beneficial owner of our securities representing at least 50% of the combined voting power of our then-outstanding securities;

•

persons who, at the beginning of any period of two consecutive years, were members of the Board of Directors cease to constitute a majority of the Board of Directors unless the election or nomination for election by the stockholders of each new director during that two-year period is approved by at least two-thirds of the incumbent directors then still in office;

•

the occurrence of a merger, sale of all or substantially all of our assets, cash tender or exchange offer, contested election or other business combination under circumstances in which our stockholders immediately prior to such merger or other such transaction do not, after such transaction, own shares representing at least a majority of our voting power or the surviving or resulting corporation, as the case may be; or

•	our stockholders approve a complete liquidation.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Each of our U.S. employees and a limited group of our German employees who customarily work more than 20 hours per week and more than five months in any calendar year is eligible to participate in this plan after completing six months of service. To participate in the plan, an employee may designate prior to the commencement of a six-month offering period the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the plan, which amount may not exceed 10% of his compensation. On each purchase date, shares of our stock are purchased automatically for each participant with the amounts withheld from his or her payroll deductions at a price equal to 85% of the lesser of the fair market value of the shares on the purchase date or the fair market value of the shares on the first day of the offering period. An employee may not participate in an offering period if, immediately after the purchase of shares, the employee would own shares or hold options to purchase shares of our stock possessing 5% or more of the total combined voting power or value of all classes of our stock. The employee stock purchase plan includes a “Non-Code Section 423 Component” for the employees of subsidiaries outside the United States.

Option Exercises and Stock Vested Table

The following table provides information regarding stock option exercises by our Named Executive Officers in 2011:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)
Valentin P. Gapontsev, Ph.D.	—	—
Timothy P.V. Mammen	13,334	651,311
Eugene Scherbakov, Ph.D.	—	—
Angelo P. Lopresti	60,000	3,433,614
Alexander Ovtchinnikov, Ph.D.	23,438	1,523,448

(1)	The value realized is based on the difference between the reported closing sale price on the date of exercise, and the exercise price.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit pension plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit pension plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

If the Company terminates the employment of any of the Named Executive Officers without cause (as defined in the respective employment agreements) or any of the Named Executive Officers terminates his employment for good reason (as defined in the respective employment agreements), then the officer would receive:

(a) continuation of salary for twelve months, except in the case of Dr. Gapontsev, who would receive continuation of salary for twenty-four months;

(b) a portion of the annual bonus that the executive would have received had he remained employed through the end of the applicable bonus period (such portion based upon the percentage of the year that he was employed by the Company);

(c) continuation of medical and dental benefits for twelve months;

(d) accelerated vesting of equity compensation awards granted after the date of the agreement that otherwise would have vested within twelve months of termination of employment; and

(e) full accelerated vesting of equity compensation awards granted after the date of the agreement if such termination occurs within twenty-four months following a change in control (as defined in the 2006 Plan).

If the employment period of any of the Named Executive Officers terminates and the Company does not offer such officer continued employment in the same or a substantially similar position and at a compensation level that is the same or substantially similar to the compensation level in effect at the end of the employment period, then such officer would receive the compensation and benefits described in (a) and (b) above.

An officer would also receive the payments described in (b) above if his employment is terminated by death or disability.

Under the employment agreements, the Company is not obligated to make any cash payments if employment is terminated by the Company for cause or by the executive not for good reason. Payments to the officers are conditioned upon the execution of a form release of claims by the Named Executive Officer in favor of the Company.

A change in control of the Company does not affect the amount of any cash severance payments payable under the employment agreements. Upon a change in control, the officers’ employment periods under the agreements would automatically be extended to the second anniversary of the change in control. The 2006 Plan, as amended, provides for accelerated vesting of an award if a change in control occurs followed within two years by a termination of employment without cause or for good reason.

The following table provides information regarding compensation and benefits that would be payable to our Named Executive Officers as of December 31, 2011 upon a termination of employment or change in control:

Name	Benefit	Termination Without Cause or For Good Reason ($)	Termination Without Cause or For Good Reason Following a Change in Control ($)(1)
Valentin P. Gapontsev, Ph.D.	Salary and Benefits Continuation	845,033	845,033
	Equity acceleration	—	—

	Total	845,033	845,033
Timothy P.V. Mammen	Salary and Benefits Continuation	337,429	337,429
	Equity acceleration	416,404	1,582,000

	Total	753,833	1,919,429
Eugene Scherbakov, Ph.D.	Salary and Benefits Continuation	380,685	380,685
	Equity acceleration	366,435	1,467,782

	Total	747,120	1,848,467
Angelo P. Lopresti	Salary and Benefits Continuation	307,929	307,929
	Equity acceleration	333,123	1,401,007

	Total	641,052	1,708,936
Alexander Ovtchinnikov, Ph.D.	Salary and Benefits Continuation	287,963	287,963
	Equity acceleration	366,432	1,467,782

	Total	654,395	1,755,745

(1)	Change in control value is calculated using the full value of restricted stock units based upon the closing sale price of our common stock on December 31, 2011 and the aggregate difference between the exercise prices of stock options and the closing price of our common stock on December 31, 2011.

Compensation Risk Assessment Review

Management conducts an annual risk assessment of the Company’s compensation policies and practices for all employees, including non-executive officers, and reports its findings to the Compensation Committee. In 2011, management concluded that the Company’s compensation policies and practices are balanced and do not motivate imprudent risk taking. The Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable financial and operating performance and imposing lengthy vesting schedules. The Company’s annual incentive compensation is based on performance measures that promote progress towards longer-term goals and is capped at sustainable levels. The Company believes that it has appropriate procedures in place to mitigate material risks, if any, from its compensation practices and policies.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2011 our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements, except that Mr. Samartsev reported late on Form 4 his indirect acquisition of shares owned by a family member. The Form 4 was filed on May 10, 2011.

2013 Annual Meeting and Nominations

Stockholders may present proposals for action at a future meeting and nominations for director if they comply with applicable SEC rules and our by-laws. If you would like us to consider including a proposal in our proxy statement or nominating a director next year, it must be received by our Secretary, at IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540, on or before December 11, 2012. If you would like to present a proposal at the 2013 annual meeting, but not to have such proposal included in our proxy statement relating to that meeting, such proposal must be received by our Secretary not earlier than February 1, 2013 and not later than March 3, 2013. Our by-laws contain additional specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. Our by-laws require that the notice to the Company include (i) information relating to the name, age and experience of the nominee and such other information concerning such nominee as would be required under the then-current rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee, (ii) the nominee’s written consent to being named in the proxy statement and serving as a director, if elected and (iii) the name and address of the record holder and beneficial holder of the shares, the number of shares held of record or beneficially owned, and representations as described in our by-laws. If the Nominating and Corporate Governance Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the Company’s procedures, the rules and regulations of the SEC or other applicable laws or regulations, such nomination will be void. If you would like a copy of the requirements contained in our by-laws, please contact our Secretary.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any of our other filings with the SEC, are not to be deemed soliciting materials or subject to the liabilities of Section 18 of the Exchange Act. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 5, 2012.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/ipgp
• Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Valentin P. Gapontsev, Ph.D.	☐	☐	02 - Eugene Scherbakov, Ph.D.	☐	☐	03 - Igor Samartsev	☐	☐

04 - Robert A. Blair	☐	☐	05 - Michael C. Child	☐	☐	06 - Michael R. Kampfe	☐	☐

07 - Henry E. Gauthier	☐	☐	08 - William S. Hurley	☐	☐	09 - William F. Krupke, Ph.D.	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of IPG Photonics Corporation for 2012.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	+

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of

IPG Photonics Corporation Stockholders

June 5, 2012

50 Old Webster Road

Oxford, MA 01540

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits a shareholder and one guest. All meeting attendees must present valid photo identification. For your safety, all personal items including bags, purses and briefcases are subject to inspection. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the lobby area. No personal items, with the exception of purses, may be carried into the meeting area.

From the East

Travel the Mass Turnpike West to Auburn Exit 10. From the tollbooth bear to the left and take the second right, I-395 South, Oxford. Travel I-395 South and take Exit 4B Sutton Ave., Oxford. From Exit 4B go to the set of traffic lights and turn left onto Main Street (Rt. 12 South). Follow Main Street for approximately 1.5 miles turn right onto Harwood Street. Follow Harwood Street for 1.5 miles (bear left at fork in road), Harwood Street becomes Old Webster Road. IPG Photonics will be on your left.

From the West

Travel the Mass Pike East to Exit 10 Auburn, approximately a 15 minute drive. From the tollbooth, bear to the left and take the second right, I-395 South, Oxford. From Exit 4B go to the set of traffic lights and turn left onto Main Street (Rt. 12 South). Follow Main Street for approximately 1.5 miles turn right onto Harwood Street. Follow Harwood Street for 1.5 miles (bear left at fork in road), Harwood Street becomes Old Webster Road. IPG Photonics will be on your left.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — IPG Photonics Corporation

Notice of 2012 Annual Meeting of Stockholders

50 Old Webster Road, Oxford, MA 01540

Proxy Solicited by Board of Directors for Annual Meeting - June 5, 2012

Dr. Valentin P. Gapontsev and Angelo P. Lopresti, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of IPG Photonics Corporation to be held on June 5, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)